Exhibit 21

SUBSIDIARIES OF REGISTRANT

Domestic Subsidiaries	State of Incorporation
InfoLogix Systems Corporation	Delaware
Embedded Technologies, LLC	Delaware
OPT Acquisition LLC	Delaware